Exhibit 4.5

Execution Version

PATENT LICENSE AGREEMENT

by and between

TECHNIPFMC PLC

AND

TECHNIP ENERGIES N.V.

Dated as of February 15, 2021

Annex I	Defined Terms
Annex II	Licensed TFMC Patents
Annex III	Licensed TEN Patents
Annex IV	Flexible Patents
Annex V	Fixed Offshore Platform Patents

i

PATENT LICENSE AGREEMENT

This PATENT LICENSE AGREEMENT (this “Agreement”) is entered into effective as of February 15, 2021 (the “Effective Date”), by and between TechnipFMC plc, a public limited company formed under the Laws of England and Wales (“TFMC”) and Technip Energies N.V., a public limited liability company formed under the laws of the Netherlands and wholly owned subsidiary of TFMC (“TEN”). TFMC and TEN are each a “Party” and are sometimes referred to herein collectively as the “Parties.”

RECITALS

WHEREAS, TFMC, acting together with its Subsidiaries, currently conducts the TFMC Business and the TEN Business;

WHEREAS, TFMC and TEN have entered into that certain Separation and Distribution Agreement, dated as of February 15, 2020 (the “Separation Agreement”) pursuant to which the Separation will be consummated;

WHEREAS, as a result of the Separation, TFMC will own certain patents and patent applications as of the Effective Date (“TFMC Patents”) and certain other patents and patent applications will be owned by TEN as of the Effective Date (“TEN Patents”);

WHEREAS, within each group of TFMC Patents and TEN Patents there is a subset of patents in respect of which the other Party will be granted a license and such patents are defined herein as Licensed TFMC Patents and Licensed TEN Patents, respectively; and

WHEREAS, as of the Effective Date, and subject to the terms and conditions herein, (i) TFMC is willing to grant to TEN, and TEN is willing to accept, a license to the Licensed TFMC Patents, and (ii) the transfer of the Licensed TEN Patents to TEN as part of the Separation is made subject to, and TEN is willing to grant to TFMC, a license to the Licensed TEN Patents.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I.
LICENSES

1.1          Retention of License to TFMC. The Parties acknowledge that the Licensed TEN Patents have been transferred to TEN as part of the Separation, subject to the retention by TFMC in favor of itself and its current and future Subsidiaries of, and TEN hereby grants to TFMC and its current and future Subsidiaries, effective as of the Effective Date and subject to the terms and conditions set forth herein, a royalty-free, fully paid up, non-transferable (except as set forth in Section 5.12), sublicensable (solely as set forth in this Section 1.1), non-exclusive license for the Term to use and exploit the Licensed TEN Patents in the TFMC Field. Subject to the restrictions set forth above, the foregoing license includes (unless specified otherwise in any Annex to this Agreement related to any specific patent or family of patents), but is not limited to the rights (i) to make, have made, use, import, export, distribute, offer to sell and sell products and services under the Licensed TEN Patents and (ii) to enhance, improve and otherwise exploit the inventions claimed in the Licensed TEN Patents.  The foregoing license is sublicensable solely as is reasonably necessary in connection with the receipt of services by TFMC and its Subsidiaries but is not sublicensable pursuant to this Section 1.1 for use by any third party for such third party’s own benefit.  TFMC shall require such permitted sublicensees to agree in writing to comply with the limited scope of any such sublicense.

1.2          License of Licensed TFMC Patents to TEN. Effective as of the Effective Date and subject to the terms and conditions set forth herein, TFMC on behalf of itself and its Subsidiaries, hereby grants, and shall cause its Subsidiaries to grant, to TEN and its current and future Subsidiaries, a royalty-free, fully paid up, non-transferable (except as set forth in Section 5.12), sublicensable (solely as set forth in this Section 1.2), non-exclusive license for the Term to use and exploit the Licensed TFMC Patents in the TEN Field.  Subject to the restrictions set forth above, the foregoing license includes, but is not limited to the rights (unless specified otherwise in any Annex to this Agreement related to any specific patent or family of patents) (i) to make, have made, use, import, export, distribute, offer to sell and sell products and services under the Licensed TFMC Patents and (ii) to enhance, improve and otherwise exploit the inventions claimed in the Licensed TFMC Patents. The foregoing license is sublicensable solely as is reasonably necessary in connection with the receipt of services by TEN and its Subsidiaries but is not sublicensable pursuant to this Section 1.2 for use by any third party for such third party’s own benefit. TEN shall require such permitted sublicensees to agree in writing to comply with the limited scope of any such sublicense.

1.3          License of Flexible Patents to TEN.

(a)          Effective as of the Effective Date, TFMC on behalf of itself and its Subsidiaries, hereby grants, and shall cause its Subsidiaries to grant, to TEN and its current and future Subsidiaries, a royalty-free, fully paid up, non-exclusive license for the Term under the Flexible Patents to use, import, export, distribute, offer to sell and sell Flexible Products manufactured and supplied by TFMC to TEN and its Subsidiaries, subject to the terms and conditions set forth herein and in any other agreement between or among TFMC, TEN or any of their Subsidiaries relating to the manufacture and supply of Flexible Products by TFMC to TEN and its Subsidiaries (any such agreement, a “Flexible Products Supply Agreement”).  For the avoidance of doubt, subject to Section 1.3(b), the foregoing license does not permit TEN or any of its Subsidiaries to make or have made Flexible Products.

(b)          If TFMC is unable or unwilling to manufacture and/or supply Flexible Products to TEN for a period exceeding three (3) months, then the license set forth in Section 1.3(a) above shall include the right to make and have made Flexible Products under the Flexible Patents; provided that (A) neither TEN nor any of its Subsidiaries is in material breach of any applicable Flexible Products Supply Agreement that is uncured in accordance with its terms, (B) the applicable Flexible Products Supply Agreement was not terminated by TFMC or its applicable Subsidiary for cause, and (C) the applicable Flexible Products Supply Agreement was not terminated by TEN or its applicable Subsidiary (except due to an uncured material breach by TFMC).

1.4          License of Fixed Offshore Platform Patents to TEN.  Effective as of the Effective Date and subject to the terms and conditions set forth herein, TFMC on behalf of itself and its Subsidiaries, hereby grants, and shall cause its Subsidiaries to grant, to TEN and its current and future Subsidiaries, a royalty-free, fully paid up, non-exclusive, non-transferable (except as set forth in Section 5.12), sublicensable (solely as set forth in this Section 1.4) license for the Term to make, use, import, export, distribute, offer to sell and sell products and services under the Fixed Offshore Platform Patents exclusively for the benefit of TFMC and its Subsidiaries and not for the benefit of any other Person. The foregoing license is sublicensable solely as is reasonably necessary in connection with the receipt of services by TEN and its Subsidiaries but is not sublicensable pursuant to this Section 1.4 for use by any third party for such third party’s own benefit. TEN shall require such permitted sublicensees to agree in writing to comply with the limited scope of any such sublicense.

1.5          Reservation of Rights.

(a)          TFMC hereby acknowledges and agrees that, as between the Parties, TEN and its Subsidiaries are the sole and exclusive owners of all right, title and interest in, to and under the Licensed TEN Patents, subject only to the retention by TFMC of the licensed rights set forth in Section 1.1. Nothing in this Agreement grants TFMC any right, title or interest in or to the Licensed TEN Patents other than pursuant to the license granted herein, nor does anything in this Agreement restrict or prevent TEN or any of its Subsidiaries from using the Licensed TEN Patents for any purpose in any field. All rights in, to and under the Licensed TEN Patents that are not expressly retained by or granted to TFMC or any of its Subsidiaries hereunder are reserved by and to TEN and its Subsidiaries.

(b)          TEN hereby acknowledges and agrees that, as between the Parties, TFMC and its Subsidiaries are the sole and exclusive owners of all right, title and interest in, to and under the Licensed TFMC Patents, the Flexible Patents and the Fixed Offshore Platform Patents. Nothing in this Agreement grants TEN any right, title or interest in or to the Licensed TFMC Patents,  the Flexible Patents or the Fixed Offshore Platform Patents other than pursuant to the license granted herein. Nothing in this Agreement restricts or prevents TFMC or any of its Subsidiaries from using the Licensed TFMC Patents, the Flexible Patents or the Fixed Offshore Platform Patents for any purpose in any field. All rights in, to and under the Licensed TFMC Patents, the Flexible Patents or the Fixed Offshore Platform Patents that are not expressly granted to TEN or any of its Subsidiaries hereunder are reserved by and to TFMC and its Subsidiaries.

1.6          Acknowledgements and Covenants.

(a)          Each Party hereby acknowledges and agrees that it shall not (and it shall not cause or permit its applicable Affiliates and Subsidiaries to) at any time claim ownership of the Patents licensed to it by the other Party hereunder anywhere in the world.

(b)          Each Party hereby acknowledges and agrees that, except as expressly set forth in the Separation Agreement, the Transition Services Agreement, this Agreement, or the other Ancillary Agreements, the other Party has no obligation whatsoever to provide support, maintenance, advice, services or any other assistance or any documentation or technical information of any kind in connection with the Patents licensed to such Party by the other Party hereunder.

(c)          Without limiting any of the representations, warranties and covenants set forth in the Separation Agreement and the other Ancillary Agreements, each Licensee hereby acknowledges and agrees (i) that the Licensor shall have no responsibility with respect to the past, present or future validity, subsistence, enforceability, application and/or registration of any of the Patents licensed by such Party to the Licensee hereunder and (ii) that the Licensor may make decisions with respect to the prosecution, maintenance, abandonment, or lapse of all such Patents in its sole and absolute discretion.

ARTICLE II.
TERM AND TERMINATION

2.1          Term.  This Agreement and the licenses granted hereunder are effective as of the Effective Date and shall continue, in respect of each Patent licensed hereunder, for the life of such Patent (the “Term”), unless terminated earlier in accordance with Section 2.2 below and provided, however, that in the event the Separation Agreement is terminated, this Agreement shall automatically become null and void and no Party, nor any Party’s directors, officers or employees, shall have any Liability of any kind to any Person by reason of this Agreement.  After the Distribution, this Agreement may not be terminated except as otherwise provided in this ARTICLE II, or by an agreement in writing signed by the Parties.

2.2          Termination on Sale to Competitor. In the event this Agreement or any license hereunder is assigned or otherwise transferred by either Party to a Competitor without the consent of the applicable Licensor, such assignment or transfer shall be void ab initio, and to the extent purported to be assigned or transferred to such Competitor, this Agreement or the applicable license shall terminate with immediate effect.

2.3          Effect of Termination. Upon expiration or termination of this Agreement or any licenses granted hereunder for any reason, Licensee shall immediately cease and refrain from any use of the Licensed TEN Patents, the Licensed TFMC Patents, the Flexible Patents and/or the Fixed Offshore Platform Patents, as applicable.

ARTICLE III.
DISCLAIMER OF WARRANTIES; LIABILITY

3.1          No Warranties.  WITHOUT LIMITING ANY REPRESENTATIONS OR WARRANTIES SET FORTH IN THE SEPARATION AGREEMENT AND THE OTHER ANCILLARY AGREEMENTS AND ANY RELATED RIGHTS TO INDEMNIFICATION THEREUNDER, ALL OF THE RIGHTS PROVIDED HEREUNDER ARE PROVIDED “AS IS” AND “WHERE IS”, WITHOUT WARRANTY OR CONDITION OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF CONDITION OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD-PARTY RIGHTS, ALL OF WHICH ARE HEREBY DISCLAIMED.

3.2          Limitation of Liability.  WITHOUT LIMITING EITHER PARTY’S LIABILITY UNDER THE SEPARATION AGREEMENT AND THE OTHER ANCILLARY AGREEMENTS, AND WITH THE EXCEPTION OF LIABILITY ARISING FROM FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE FOR, OR BEAR ANY OBLIGATION IN RESPECT OF, ANY PUNITIVE, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND OR CHARACTER OR ANY DAMAGES RELATING TO, OR ARISING OUT OF, LOST PROFITS, OR LIMITATIONS OR RESTRICTIONS ON BUSINESS PRACTICES ARISING OUT OF OR IN CONNECTION WITH THE USE OF ANY LICENSED TEN PATENTS, LICENSED TFMC PATENTS, FLEXIBLE PATENTS OR FIXED OFFSHORE PLATFORM PATENTS OR ANY OTHER RIGHTS OR OBLIGATIONS UNDER THIS PATENTS AGREEMENT, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

3.3          Limited Liability of Representatives.  Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or representative of TFMC or TEN, in such individual’s capacity as such, shall have any Liability in respect of or relating to the covenants or obligations of TFMC or TEN, as applicable, under this Agreement or in respect of any certificate delivered with respect hereto and, to the fullest extent legally permissible, each of TFMC or TEN, for itself and its respective Subsidiaries and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such Liability that any such Person otherwise might have pursuant to applicable Law.

ARTICLE IV.
DISPUTE RESOLUTION

4.1          Dispute Resolution.  Any and all disputes, controversies and claims arising hereunder, including with respect to the validity, interpretation, performance, breach or termination of this Agreement shall be resolved through the procedures provided in Article VI of the Separation Agreement.

ARTICLE V.
MISCELLANEOUS

5.1          Corporate Power.

(a)          TFMC represents on behalf of itself and each other member of the TFMC Companies, and TEN represents on behalf of itself and each other member of the TEN Companies, as follows:

(i)          each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)         this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(b)          Each Party acknowledges that it and each other Party may execute this Agreement by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

5.2          Modification or Amendments.  Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by written instrument signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced.

5.3          Waivers of Default.  Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4          Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

5.5          Governing Law.  This Agreement (and any claims arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, irrespective of the choice of laws principles of the State of New York, including all matters of validity, construction, effect, enforceability, performance and remedies.

5.6          Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), or by confirmed facsimile transmission or electronic mail (with confirmed receipt), addressed as follows:

If to TFMC, to:

TechnipFMC plc
One St. Paul’s Churchyard,
London EC4M 8AP, United Kingdom
Attention: Victoria Lazar
Email: victoria.lazar@technipfmc.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611
Attention: Ryan Maierson
Email: ryan.maierson@lw.com
Attention: Christopher R. Drewry
Email: christopher.drewry@lw.com

If to TEN, to:

Technip Energies N.V.
6-8 Allée de l’Arche, Faubourg de l’Arche, ZAC Danton, 92400 Courbevoie, France
Attention: Bruno Vibert
Email: bruno.vibert@technipfmc.com
Attention: Stephen Siegel
Email: stephen.siegel@technipfmc.com

with a copy (which shall not constitute notice) to:

Davis & Polk Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: William Aaronson
Email: william.aaronson@davispolk.com
Attention: Jacques Naquet-Radiguet
Email: jacques.naquet@davispolk.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

5.7          Entire Agreement.  This Agreement (including any annexes hereto), together with the Separation Agreement and the other Ancillary Agreements constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

5.8          No Third-Party Beneficiaries.  Except for the applicability of the licenses contained in Section 1.1 and Section 1.2 to Subsidiaries of the Licensees: (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including, without limitation, any shareholders of TFMC or shareholders of TEN) except the Parties hereto any rights or remedies hereunder; and (b) there are no third‑party beneficiaries of this Agreement, and this Agreement shall not provide any third Person (including, without limitation, any shareholders of TFMC or shareholders of TEN) with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

5.9          Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

5.10          Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule, Annex or Exhibit, such reference shall be to a Section of, Schedule to, Annex to or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. All references in this Agreement to “$” are intended to refer to United States dollars and all references to “EUR” are to the lawful currency of the European Union. Any reference to a particular Law or Contract means such Law or Contract as amended, modified or supplemented (including, with respect to any such Law, all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.

5.11          Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings specified or referred to in Annex I, or if not defined therein, in the Separation Agreement.

5.12          Assignment.

(a)          Nothing herein shall restrict a Party from assigning or transferring any Patents it owns and licenses to the other Party hereunder to any Person (whether by Contract, by operation of Law, by virtue of a merger or consolidation with any surviving entity, or otherwise); provided that any such assignment or transfer (or deemed assignment or transfer) shall have no effect on the licenses granted hereunder, and the assigned or transferred Patents shall remain subject to, and the applicable assignee or transferee agrees in writing to be bound by the terms and conditions of, this Agreement.

(b)          Subject to and without limiting subsection (a) above, neither Party  may assign this Agreement, or any of its respective rights and obligations under this Agreement to any Person and any attempt to do so shall be void.  Notwithstanding the foregoing, either Party  may (i) transfer all or a part of their respective rights and obligations under this Agreement, or sublicense any of the licenses granted hereunder, to their respective Affiliates; (ii) transfer all or part of their respective rights and obligations under this Agreement to any third party in connection with an acquisition of such Party (whether by merger, consolidation, sale of assets, sale or exchange of stock, by operation of Law or otherwise and whether in a single or multiple transactions); and (iii) transfer all or part of its respective rights and obligations under this Agreement to any third party in connection with an acquisition of a discrete business unit or division of such Party (whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise), provided that business unit or division is capable of being operated on a standalone basis, and provided that the license shall not extend beyond the business unit or division being sold; and provided further that, in each of the above cases, such transferee, assignee or successor agrees to be bound by the terms of this Agreement.  Notwithstanding anything to the contrary herein, neither this Agreement, nor any of the licenses hereunder, shall be assigned or otherwise transferred in whole or in part by either Party to any Competitor of the other Party without the other Party’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned. Further, each Party may collaterally assign its rights under this Agreement to its lenders or other financing sources, provided that, upon foreclosure, (A) any assignee or transferee of all or part of this Agreement agrees to be bound by the terms of this Agreement, and (B) neither this Agreement, nor any of the licenses hereunder, shall be assigned or otherwise transferred in whole or in part in connection with such foreclosure to any Competitor of the other Party without the other Party’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

(c)          Subject to subparagraphs (a) and (b) above, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors (whether by Contract, operation of Law or otherwise) and permitted assigns.

5.13        Specific Performance; Other Equitable Relief.  Each Party hereby acknowledges and agrees that (i) irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached, and (ii) remedies at Law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss that any other Party would suffer as a result.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (without necessity of posting bond or other security (any requirements therefor being expressly waived)), this being in addition to any other remedy to which they are entitled at Law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (i) the other Party has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

5.14        Construction.  This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement, the Separation Agreement or any of the other Ancillary Agreements. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

5.15        Performance.  Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

5.16        Other Agreements.  Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation Agreement or the other Ancillary Agreements.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

TECHNIPFMC PLC
By:	/s/ Alf Melin
Name:	Alf Melin
Title:	Executive Vice President and Chief
Financial Officer

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

TECHNIP ENERGIES N.V.
By:	/s/ Bruno Vibert
Name:	Bruno Vibert
Title:	Chief Financial Officer

ANNEX I:

Defined Terms

“Competitor” means (a) in respect of TFMC, any other Person identified as a competitor to TFMC or any of its Affiliates in the most recent annual report or proxy of TFMC; and (b) in respect of TEN, any other Person identified as a competitor to TEN or any of its Affiliates in the most recent annual report or proxy of TEN.

“Fixed Offshore Platform Patents” means the patents and patent applications set forth in Annex V, including any re-examinations and reissues thereof, together with any patents issuing from any such patent applications, or any continuations, continuations in part, divisionals, or national stage entries of such applications, or any future applications that validly claim a right of priority to such applications under the Paris Convention for the Protection of Industrial Property.

“Flexible Patents” means the patents and patent applications set forth in Annex IV, including any re-examinations and reissues thereof, together with any patents issuing from any such patent applications, or any continuations, continuations in part, divisionals, or national stage entries of such applications, or any future applications that validly claim a right of priority to such applications under the Paris Convention for the Protection of Industrial Property.

“Flexible Products” means pipe composite or unbonded or bonded construction of layers of different materials forming a pressure-containing conduit, delivered in one continuous length or joined together with connectors, and the pipe structure allows large deflections without a significant increase in bending stresses, such as, but not limited to API 17J and API RP 17B and including transport of cryogenic fluid.

“Licensed TEN Patents” means (a) the patents and patent applications set forth in Annex III and (b) any re-examinations and reissues thereof, together with any patents issuing from any such patent applications, or any continuations, continuations in part, divisionals, or national stage entries of such applications, or any future applications that validly claim a right of priority to such applications under the Paris Convention for the Protection of Industrial Property.

“Licensed TFMC Patents” means (a) the patents and patent applications set forth in Annex II and (b) any re-examinations and reissues thereof, together with any patents issuing from any such patent applications, or any continuations, continuations in part, divisionals, or national stage entries of such applications, or any future applications that validly claim a right of priority to such applications under the Paris Convention for the Protection of Industrial Property.

“Licensee” means (a) TFMC, with respect to the license under the Licensed TEN Patents, set forth in Section 1.1, and (b) TEN, with respect to the licenses under the Licensed TFMC Patents, the Flexible Patents and the Fixed Offshore Platform Patents, set forth in Sections 1.2, 1.3 and 1.4.

“Licensor” means (a) TEN, with respect to the license under the Licensed TEN Patents, set forth in Section 1.1, and (b) TFMC, with respect to the licenses under the Licensed TFMC Patents, the Flexible Patents and the Fixed Offshore Platform Patents, set forth in Sections 1.2, 1.3 and 1.4.

“Patents” means the Licensed TFMC Patents, the Licensed TEN Patents, the Flexible Patents and/or the Fixed Offshore Platform Patents.

“TEN Field” means the field of the TEN Business, as such business is conducted as of the Closing, and the natural extensions and evolutions thereof.

“TFMC Field” means the field of the TFMC Business, as such business is conducted as of the Closing, and the natural extensions and evolutions thereof.

I - 1

Other Defined Term References

Defined Term	Section
Action	Separation Agreement
Affiliate	Separation Agreement
Agreement	Preamble
Ancillary Agreements	Separation Agreement
Asset Transfer Agreement	Recitals
Flexible Products Supply Agreement	Section 1.3(a)
Contract	Separation Agreement
Effective Date	Preamble
Governmental Entity	Separation Agreement
Law	Separation Agreement
Liabilities	Separation Agreement
Party(ies)	Preamble
Person	Separation Agreement
Separation	Recitals
Separation and Distribution Agreement	Recitals
Subsidiary	Separation Agreement
TEN	Preamble
TEN Business	Separation Agreement
TEN Patents	Recitals
Term	Section 2.1
TFMC Business	Separation Agreement
TFMC Patents	Recitals

I - 2

ANNEX II:

Licensed TFMC Patents

II- 1

ANNEX III:

Licensed TEN Patents

III- 1

ANNEX IV:

Flexible Patents

IV- 1

ANNEX V:

Fixed Offshore Platform Patents

V- 1